Washington Mutual Investors Fund, Inc.

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,246,004
Class B	$36,979
Class C	$36,207
Class F	$50,606
Total	$1,369,796
Class 529-A	$13,993
Class 529-B	$1,805
Class 529-C	$2,901
Class 529-E	$662
Class 529-F	$531
Class R-1	$468
Class R-2	$8,618
Class R-3	$30,347
Class R-4	$17,967
Class R-5	$17,201
Total	$94,493

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6200
Class B	$0.3847
Class C	$0.3649
Class F	$0.6085
Class 529-A	$0.5982
Class 529-B	$0.3415
Class 529-C	$0.3464
Class 529-E	$0.5031
Class 529-F	$0.6478
Class R-1	$0.3596
Class R-2	$0.3678
Class R-3	$0.5137
Class R-4	$0.5992
Class R-5	$0.6917

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,965,879
Class B	94,050
Class C	96,052
Class F	81,181
Total	2,237,162
Class 529-A	25,531
Class 529-B	5,547
Class 529-C	9,069
Class 529-E	1,429
Class 529-F	970
Class R-1	1,456
Class R-2	25,053
Class R-3	57,762
Class R-4	31,095
Class R-5	27,057
Total	184,969

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$32.66
Class B	$32.47
Class C	$32.41
Class F	$32.60
Class 529-A	$32.63
Class 529-B	$32.50
Class 529-C	$32.49
Class 529-E	$32.52
Class 529-F	$32.59
Class R-1	$32.48
Class R-2	$32.40
Class R-3	$32.51
Class R-4	$32.57
Class R-5	$32.65